Consent of Independent Certified Public Accountants

The Board of Directors and Stockholders
Netplex Systems, Inc.


We have issued our report dated May 31, 2001, (except for Note 14, as to which the date is July 2, 2001) accompanying the consolidated financial statements of Netplex Systems, Inc. and subsidiaries contained in the Registration Statement. We consent to the use of the aforementioned report in this Registration Statement, and to the use of our name as it appears under the caption "Experts".



Vienna, Virginia
August 17, 2001